Exhibit 99.1

FOR IMMEDIATE RELEASE		REF: 05-13

Contact:	Tabitha Zane
Sr. Director, Investor Relations
919-431-1529

Highwoods Properties Announces First Quarter Operational Results

and Provides Update on Other Matters

Will Host Conference Call at 5:00 p.m. Eastern Time Today, May 26

RALEIGH, NC – May 26, 2005 – Highwoods Properties, Inc. (NYSE: HIW), one of the largest owners and operators of suburban office properties in the Southeast, today announced first quarter operational results and provided an update on other matters.

Operating Results for the First Quarter Ended March 31, 2005

First Quarter 2005 Highlights

•	Second generation leasing activity in Highwoods’ portfolio totaled approximately 1.8 million square feet, including 1.2 million square feet of office space. Customer retention for this three-month period was 68%.

•	Occupancy in the Company’s 32.6 million square foot in-service portfolio at March 31, 2005 was 83.8%, a 2.4% increase from March 31, 2004.

•	Straight-line (GAAP) rental rates for signed office leases decreased 4.6% in the first quarter from straight line rental rates under the previous leases. Cash rents for office leases signed declined 8.8%.

•	Tenant improvements and leasing commissions as a percentage of term base rent were 9.9% compared to 12.3% for the same period in 2004.

•	The Company signed an 11-year, 199,000 square foot lease for 100% of Building I at Highwoods Preserve to Syniverse Technologies (NYSE:SVR). The lease will commence November 2005.

•	1.2 million square feet of assets were sold, generating $61.2 million of gross proceeds. A portion of these proceeds was used to pay off a $40.9 million secured loan, unencumbering approximately $103 million of assets.

(more)

Highwoods Properties Ref: 05-13

May 26, 2005

Total occupancy in the Company’s wholly-owned portfolio at March 31, 2005 increased to 83.8%, a 240 basis points increase from March 31, 2004. A substantial part of this occupancy increase is due to an improving leasing environment in most of the Company’s markets as evidenced by a total of 8.2 million square feet leased over the trailing 12 months. For the trailing 12-month period ended March 31, 2004 the Company leased a total of 7.4 million square feet on a larger platform. As expected, the Company’s occupancy dropped 120 basis points from December 31, 2004 due, in part, to first quarter dispositions which had an average occupancy of 99.3%.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated, “We are pleased with our leasing activity and early-phase execution of our strategic management plan. Our entire team remains focused on achieving our three-year goals which include $450 million to $550 million of non-core asset dispositions, $200 million to $300 million of new development starts and a substantially stronger balance sheet. In support of these goals, a portion of the proceeds from first quarter dispositions was used to pay off a $40.9 million secured loan that was callable on April 1, 2005. This transaction resulted in approximately $103 million of additional assets becoming unencumbered. We are also on schedule to deliver 498,000 square feet of 100% pre-leased, wholly-owned, build-to-suit developments in the next three quarters.”

SEC Update

The Company also disclosed that it just learned that the Securities and Exchange Commission (the “SEC”) has issued a confidential formal order of investigation in connection with the Company’s previous restatement of its financial results. The matter had been the subject of a previously disclosed informal SEC inquiry.

Mr. Fritsch stated, “We remain comfortable and confident with the information that we have provided to the SEC and are hopeful that this investigation will be brought to a satisfactory conclusion as soon as possible. We have been cooperating fully with the SEC and we will continue to do so.”

Restatement

The Company also announced that as a result of the preparation of its 2004 financial statements, the related audit by its independent auditors, Ernst & Young LLP (“E&Y”), and the previously disclosed review of our lease accounting practices, the Company has identified several adjustments, impacting 2004 and prior periods, that need to be recorded.

Based on its current assessment, the Company does not believe that any of the adjustments, individually or in the aggregate, would have a material impact on any individual prior year. However, the Company believes that the cumulative impact of such adjustments relating to 2003 and prior years would, if all recorded in 2004, be material to 2004 GAAP net income.

The Company has now concluded that it will record the adjustments by restating prior period results when the Company files its Form 10-K for the year ended December 31, 2004. E&Y has withdrawn its opinions for 2003, 2002 and 2001 and is now in the process of auditing the restated financial statements.

(more)

Highwoods Properties Ref: 05-13

May 26, 2005

These adjustments relate primarily to the reclassification of lease incentives, depreciation and amortization expense, straight-line ground lease expense on one ground lease, and internal cost capitalization. All of the adjustments relate to transactions or accounting procedures that date back a number of years.

The Company is working diligently to complete its evaluation of these matters and will report its fourth quarter and year end 2004 financial results and its financial results for the first quarter of 2005 as soon as possible. The Company will also file its audited financial statements as part of its 2004 Annual Report on Form 10-K and mail its annual report and proxy statement to stockholders as soon as possible.

While the Company is completing its analysis and E&Y is completing its audit, the Company currently expects the total net effect of the adjustments on GAAP net income for the three years ended December 31, 2004 will be a reduction of approximately $3.5 million to $4.5 million, or $0.06 to $0.08 per share, of which approximately $1.8 million to $2.4 million, or $0.03 to $0.04 per share, relates to 2004. The total net impact on net income for periods prior to 2002 is expected to be approximately $5.0 million to $6.0 million.

The cumulative impact on FFO applicable to common shareholders for the three years ended December 31, 2004 is currently estimated to be a reduction of approximately $3.8 million to $4.5 million, or $0.07 to $0.08 per share, of which approximately $1.3 million, or $0.02 per share, relates to 2004.

The impact on FFO for 2005 and in future periods is expected to be immaterial, resulting in a reduction of approximately $0.02 to $0.03 per share annually, primarily from the lease incentives reclassification.

The Company does not expect that these adjustments will impact the Company’s cash position or bank loan covenants.

Mr. Fritsch said, “While the current matters are fewer in number and less significant in scope and magnitude than the previous restatement, this does not mitigate the fact that we are restating our financial statements for the second time in less than 12 months. I am not happy about this situation. It is important to note, however, that none of the adjustments are expected to have a material impact on FFO going forward and they are non-cash adjustments relating to transactions or processes that go back many years. Further, our improving operating fundamentals are not impacted by these accounting adjustments.”

Outlook

Based on a preliminary review of year-to-date operational results, the Company confirmed its guidance for 2005, which was originally published on January 5, 2005. At that time the Company announced that it expected FFO per share to be in the range of $2.25 to $2.35. This estimate continues to reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses and asset dispositions and acquisitions and excludes any revenue from US Airways from June 2005 through the remainder of the year. This estimate also excludes any asset gains or impairments associated with actual or potential property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the year. This outlook also assumes that the pending restatement will not have a material impact on the Company’s expected 2005 operating performance.

(more)

Highwoods Properties Ref: 05-13

May 26, 2005

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. CAD is another useful financial performance measure of an equity REIT. CAD provides an additional basis to evaluate the ability of a REIT to incur and service debt, fund acquisitions and other capital expenditures and pay distributions. CAD does not measure whether cash flow is sufficient to fund all cash needs. FFO, FFO per share and CAD are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Supplemental Information

A copy of the Company’s first quarter 2005 Supplemental Information that includes detailed operating information is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. The Supplemental Information, together with this release, has been furnished to the Securities and Exchange Commission on Form 8-K. Upon completion and audit of the Company’s 2004 financial statements, the Company will make available on its Website an abbreviated Supplemental for the fourth quarter of 2004 that includes detailed financial information. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Today, May 26, 2005 at 5:00 p.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone and Web cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 8:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 6678704.

(more)

Highwoods Properties Ref: 05-13

May 26, 2005

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of March 31, 2005, the Company owned or had an interest in 504 in-service office, industrial and retail properties encompassing approximately 39.5 million square feet. Highwoods also owns approximately 1,123 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as the effect of tenant bankruptcies on our operations, anticipated continuing compliance with debt agreements, expected leasing and financing activities and financial and operating performance and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; the final completion of audited financial statements and SOX 404 testing could necessitate additional unexpected adjustments and/or result in additional unexpected costs; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s amended 2003 Annual Report on Form 10-K and subsequent SEC reports.

###

5